UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant  ☑

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

Supertex, Inc.

(Name of Registrant as Specified In Its Charter) Microchip Technology Incorporated

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

 Filed by Microchip Technology Incorporated
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: Supertex, Inc.
Commission File No.: 000-012718

Conference Call Transcript

Microchip's Announcement of Acquisition of Supertex, Inc.

Event Date/Time: February 10, 2014 / 01:30 PM GMT

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
MCHP - Microchip Technology Announces Acquisition of Supertex, Inc. Conference Call

EVENT DATE/TIME: FEBRUARY 10, 2014 / 01:30PM GMT

OVERVIEW:
MCHP reported about its definitive agreement to acquire Supertex. Accounting for Supertex's $148m in cash and equivalents, net transaction value is $246m.

CORPORATE PARTICIPANTS
Steve Sanghi Microchip Technology - President and CEO
Rich Simoncic Microchip Technology - VP, Analog and Interface Products Division

CONFERENCE CALL PARTICIPANTS
Ruben Roy Mizuho Securities - Analyst
Craig Ellis B. Riley & Co. - Analyst
Chris Caso Susquehanna Financial Group - Analyst
Craig Hettenbach Morgan Stanley - Analyst
James Schneider Goldman Sachs - Analyst
Sachin Shah Albert Fried & Company - Analyst
Harsh Kumar Stephens Inc. - Analyst
Janet Ramkissoon Quadra Capital - Analyst
Kevin Cassidy Stifel Nicolaus - Analyst
JoAnne Feeney ABR Investment Strategy - Analyst

PRESENTATION

Operator

Good day everyone and welcome to Microchip's announcement of its acquisition of Supertex, Inc. As a reminder today's call is being recorded and at this time I would like to turn the call over to Microchip's President and Chief Executive Officer, Mr. Steve Sanghi. Please go ahead.

Steve Sanghi - Microchip Technology - President and CEO

Thank you and good morning everyone, and welcome to this conference call where Microchip has announced the acquisition of Supertex.

Before we get started today, I would like to remind you that during the course of this conference call we will be making projections and other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that such statements are predictions and that actual events or results may differ materially. We refer you to our press release of today as well as our recent filings with the SEC that identify important risk factors that may impact Microchip's business and results of operations.

Earlier today we announced a definitive agreement to acquire Supertex. We are excited by this acquisition and we would now like to give you a brief overview of who Supertex is, why we decided to acquire them, and how they will contribute to Microchip's future growth and profitability.

We have posted an investor presentation on our website at www.microchip.com that I will be using to discuss the transaction. If you do not already have this presentation you may find it useful to have in front of you as I make my prepared remarks.

So let me start with an overview of who Supertex is. Supertex is a leader in high-voltage analog and mixed signal products for the medical, lighting and industrial market with specific expertise in developing proprietary, high-voltage circuit designs and process technologies. Supertex has deep system and applications knowledge in markets like medical and lighting that require high-voltage products and a rich history of process and design innovations to serve these markets.

They have over 325 proprietary products in their portfolio. They also have a strong patent portfolio and manufacturing know-how in the area of high-voltage analog with 58 granted patents and 36 more that are pending.

Based on the four quarters of calendar year 2013, annual revenue was $65.9 million; non-GAAP gross margin was 55.6%; while operating margin was 17.2%. Proprietary products and financial discipline has resulted in Supertex achieving 57 consecutive quarters of profitability. Supertex has $148 million in cash and equivalents on their balance sheet and no debt. Supertex is headquartered in Sunnyvale, California and has 347 employees worldwide including design centers in Sunnyvale and Hong Kong.

On the next slide now let's take a closer look at Supertex Solutions. Now medical is the largest market that Supertex serves representing 39% of December quarter revenue followed by electroluminescent lighting in the industrial printing at 19%, LED lighting at 18%, and broad-based industrial at 18%.

Now they have over 300 products as I mentioned but let me just briefly tell you what Supertex products do, just a sample of it. In the medical ultrasound system, Supertex pulsers drive Piezo transducers to generate ultrasound waves into target areas of the body. Their analog switches, multiplex high-voltage pulses to drive Piezo transducers and during the receive cycle, Supertex transmit receive switches block high-voltage signals to protect the receiver. And the receivers pick up the echo signal at very low voltage and amplify for image processing.

For a different market like commercial inkjet printers, Supertex ICs drive Piezo print heads with high-voltage to create drops like ink, polymer metal and phosphorus. This is used to print surfaces as diverse as ceramics, textiles, organic LED as well as for 3-D printers.

For the LED lighting market, Supertex drivers provide a constant current which is required to produce light and it enables long strings of LED lights because of their high-voltage capability.

Now on the next slide, I describe the strategic rationale. So we see a compelling strategic rationale to acquire Supertex. It adds proprietary high-voltage 50 V to 1000 V analog and mixed signal products to our portfolio and it broadens our power management portfolio. It adds high-voltage process technologies and knowhow to Microchip that will enable new solutions for our current businesses. It also expands our footprint in the long lifecycle medical and industrial markets. It expands our position in fast-growing LED and general lighting applications that complement Microchip's existing microcontroller and analog presence in these applications. And we believe that our strong manufacturing and channel strength can extend the reach of Supertex solutions into new applications and market segments.

Finally let me provide you with a transaction summary. The $33 per share acquisition price translates to a transaction value of $394 million. However once you account for Supertex $148 million in cash and equivalents, the net transaction value is $246 million. We expect the transaction to be accretive on a non-GAAP basis in the first full quarter after the transaction closes and we expect the accretion to grow over time with synergies in manufacturing, operating expenses and cross-selling to customers.

We expect to close the transaction in the second calendar quarter of 2014 subject to customary shareholder and regulatory approvals. After the transaction closes, we will provide numerical guidance about revenue, gross margin and EPS benefit from this transaction. We request the analyst that until we provide this information please do not include Supertex financials in your estimates for Microchip.

Thank you for your attention especially for those of you who are on the West Coast for whom this was an early call and many of the investors may not have been able to get on it since the call was soon after the announcement. The call is being recorded and you can listen to it later.

That concludes our prepared remarks and we will now open this up for questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Ruben Roy, Mizuho Securities.

Ruben Roy - Mizuho Securities - Analyst

Thank you. Congratulations, Steve, on the transaction. First question was on the Supertex product portfolio, high-voltage products, is there some current bundling going on in which you are selling your core microcontrollers into applications that are using Supertex or do you see that as a potential benefit of the acquisition going forward?

Steve Sanghi - Microchip Technology - President and CEO

Let me have Rich Simoncic answer that.

Rich Simoncic - Microchip Technology - VP, Analog and Interface Products Division

Yes. With Microchip, our analog products and microcontrollers will marry very well with Supertex high-voltage products. They were no overlap with Supertex and the combination allows us to offer more complete solutions within medical, LED lighting and in industrial control.

Ruben Roy - Mizuho Securities - Analyst

Thank you for that. Just a follow-up. In terms of those markets I believe that Microchip is sold into all of those markets. The printer market, the commercial printing is something that I was curious about because that is bundled into your EL business at 19% of revenues the last quarter. Is that going to be a focus area going forward as well, the commercial printing?

Steve Sanghi - Microchip Technology - President and CEO

The commercial printing is already a market for Microchip in which we sell our microcontrollers for various motor drive and other applications. We also have some of our analog and e-squared products sell into similar markets for power management, storage of data and things like that.

With the help of Supertex products we now with the high-voltage products there is more complete solutions with more drive capability, Piezo transducers and creating drops and all of that as I described. (multiple speakers)

Ruben Roy - Mizuho Securities - Analyst

Thank you. The last question, Supertex I believe manufactures all of their products at their 6-inch fab in Sunnyvale. Is there an opportunity for Microchip to have some of your analog products being run through that fab or is this just strictly for high-voltage applications?

Steve Sanghi - Microchip Technology - President and CEO

So Microchip has two 8-inch fabs and we still have capacity in our fab so the need for Microchip to take our analog products over to a 6-inch fab is probably not cost-effective. What is more likely is that we will develop some of Supertex high-voltage processes in our fab also and be able to substantially expand the market for Supertex products by producing additional products which will be at much lower cost in our 8-inch factories.

Ruben Roy - Mizuho Securities - Analyst

Got it. Thank you very much.

Operator

Craig Ellis, B. Riley.

Craig Ellis - B. Riley & Co. - Analyst

Thanks for taking the question and congratulations on the deal, gentlemen. Steve, you mentioned in your prepared remarks that you expected synergies in manufacturing, operating expense and cross-selling. Can you just rank order those sources of synergies as to which you think would be most impactful and which the least as we look out over the first four quarters of the post deal operations for the business?

Steve Sanghi - Microchip Technology - President and CEO

As I described, I think we are not going to be giving more color on the synergy until we close the acquisition which will be sometime in the second quarter so really around our earnings conference call for the March quarter will be the right time. Right now neither we can put any numerical numbers nor give you more qualitative color on what the rank order is.

Craig Ellis - B. Riley & Co. - Analyst

Okay. Maybe a strategic question then on the way the two businesses fit. It seems pretty clear that there is some nice synergies on the product side with the Supertex business and Microchip but as you look at your portfolio 8-bit, 16-bit, 32-bit MCUs, a large analog portfolio, where do you see the greatest synergies with your own portfolio? Is it in the analog business or is it in the MCU business?

Steve Sanghi - Microchip Technology - President and CEO

Well, our own analog and MCU businesses really work together so in many, many applications microcontrollers do the control task and analog do power management to sensing, to voltage changes, to DC to DC converters, whatever the case may be. So in various applications our parts work together.

Microchip didn't have as much a high-voltage expertise, the highest voltage part from Microchip as of today is what volt?

Rich Simoncic - Microchip Technology - VP, Analog and Interface Products Division

About 60 V.

Steve Sanghi - Microchip Technology - President and CEO

About 60 V and those are a limited number of parts also. Supertex parts go up to 1000 V. They can actually connect an IC chip across 1000 V power line directly and not that we really need 1000 V but having many more high-voltage parts to be able to operate in a 110 V environment or a 240 V environment with surges which are higher than that, lots of different applications that is really where the commanding position is. They are the expert in the industry for high-voltage.

And all the applications are so sticky medical, ultrasound, industrial, lots of very sticky applications and we have known this company for quite a long time and have seen their products, have seen their successes and have some of our chips in similar applications where they go so this is fairly well thought out.

Craig Ellis - B. Riley & Co. - Analyst

Okay. And then the final question for me and maybe more for Eric. When I look at the Supertex street numbers it looks like recent performance has gross margins in the mid-50s. It looks like operating margins are in the midteens which are 500 and 1800 basis points respectively or so below Microchip. Is there any reason why this business couldn't get to Microchip type margins and if so, what would it be?

Steve Sanghi - Microchip Technology - President and CEO

Well, again I am not going to comment on Supertex street numbers. I can neither confirm nor deny; that would be their job. When the transaction is closed then we will be able to provide numbers on a Microchip clock.

As far as the model is concerned, that really kind of goes back to a question of synergy. We will not be providing a model for their numbers until we actually have closed it but I think if you have known Microchip for a while you probably know our track record of what we have done in previous acquisitions and I am not going to say beyond that.

Craig Ellis - B. Riley & Co. - Analyst

Thank you, Steve.

Operator

Chris Caso, Susquehanna.

Chris Caso - Susquehanna Financial Group - Analyst

Thank you. Could you talk a little bit about the distribution and the channel for their products and I guess where the differences are with the Microchip core and how you would be looking to expand that?

Steve Sanghi - Microchip Technology - President and CEO

Definitely. So as a small company about $66 million of revenue in the last calendar year versus Microchip approaching $2 billion, the channels that Microchip offers are enormous. We have a much stronger distribution channel, some of our distributors are common where they do business with the same distributors but we have many more in the US, Europe, Asia and Japan. And with the product synergy we see around our applications, we believe that we can expand the market quite significantly with a much broader Microchip distribution.

In addition to that, Microchip also has a very, very large -- our own sales force outside of distribution where we serve a few thousand customers directly and there again, Microchip's sales force will help sell these products much more broadly around the world.

Supertex has a relatively small but very effective and very focused sales force. We are going to keep that, we will keep serving these customers and they are the experts today but Microchip's sales force and our distribution will be helping their sales force expand the market even further.

Chris Caso - Susquehanna Financial Group - Analyst

Great. As a follow-up, you had talked about that Microchip right now wasn't really in the high-voltage markets. I guess should we look at this as an expansion in general of Microchip in the high-voltage meaning that outside of the four core markets that Supertex serve right now I have to imagine that there are other applications that you guys could go after as part of a larger company?

Rich Simoncic - Microchip Technology - VP, Analog and Interface Products Division

Yes, Microchip serves over 80,000 customers worldwide. We get a very unique view in different application needs around the world and that is one of the things that we found with these acquisitions as we approach this 80,000 customer base, we can find unique uses for the technology that we acquire and we will do the same here with Supertex technology.

Steve Sanghi - Microchip Technology - President and CEO

Yes, so smaller companies with limited resources sometimes are going to have to focus vertically and get a niche where they are successful and continue to harness that niche and really go beyond that. But Microchip with our broad base of customers, this will really have a far-reaching entry into many, many more applications.

You can take the example of when we bought SMSC, some of the street commentary in the beginning was they are vertical and you are a horizontal company, how will it work and it has worked a lot better than even we thought internally because in many cases we were able to take their products more broadly and the vertical products, the automotive and others fit very well. So very similar here. We do business in all of these markets already but we don't look at them as vertical markets, we look at them as our products selling into medical, selling into industrial, selling into lighting, selling into automotive.

Automotive is not a very large area for Supertex where we are very, very strong and many of these products have a significant play in the automotive and I think we can be quite successful. So forward going, we are not going to be breaking the business out in medical and lighting and industrial like we don't break ours out by vertical market. All those products would be analog.

Chris Caso - Susquehanna Financial Group - Analyst

Okay, thank you. Congratulations on the transaction.

Operator

Craig Hettenbach, Morgan Stanley.

Craig Hettenbach - Morgan Stanley - Analyst

Thanks so much. Steve, did you touch on at all your view of longer-term growth opportunity in the high-voltage applications that they play in relative to the core analog business that you have?

Steve Sanghi - Microchip Technology - President and CEO

Well, I didn't dollarize it but as we said qualitatively, we see a substantial growth in Supertex products because they have excellent products and a small company surviving in the middle of otherwise brutal semiconductor industry and Supertex, their products with Microchip's sales force and channels, with our 8-inch manufacturing where we can help take some of their cost-sensitive products and substantially lower the cost and overall synergy, I think this could be a real winner.

Craig Hettenbach - Morgan Stanley - Analyst

Got it. Then as my follow-up as you look at this deal relative to the SMSC deal where you had significant margin expansion now some growth drivers to come, are you able to kind of frame up the topline opportunity versus operational opportunity for this deal?

Steve Sanghi - Microchip Technology - President and CEO

We will give that to you after we close the transaction. I think I am really concerned about not saying so much before because it is really right now it is their business so once we close the transaction, we will provide you some good synergy estimates.

Craig Hettenbach - Morgan Stanley - Analyst

Okay, thanks.

Operator

James Schneider, Goldman Sachs.

James Schneider - Goldman Sachs - Analyst

Good morning. Thanks for taking my question. First of all relative to the fab question you talked about earlier, Steve, is there an opportunity for you to actually transfer some of the existing Supertex products into Microchip's fabs after you move the processes over into your fabs?

Steve Sanghi - Microchip Technology - President and CEO

Well, an integration team consisting of Microchip and Supertex management will be looking at all facets of the business and analyzing the products, the markets, the distribution channels, the sales force, the manufacturing, the fab, the assembly, the test; that is the work that goes on over the next couple of months between now and the time the transaction closes. So we could probably give you more down the line but today nothing is in the public domain. All people know is that we have announced this thing, the employees are just waking up in California so I can't answer those questions right now.

James Schneider - Goldman Sachs - Analyst

Okay. Then maybe just as a quick follow-up, can you maybe comment on whether there are any pieces of the Supertex business which are significantly dilutive to their current gross margins, maybe for example the foundry business? But any color you could provide on the margin mix with Supertex would be helpful.

Steve Sanghi - Microchip Technology - President and CEO

If they have not, as a public company, if they have not provided that breakdown I certainly am not allowed to do so.

James Schneider - Goldman Sachs - Analyst

Understand. Thank you very much.

Operator

Sachin Shah, Albert Fried.

Sachin Shah - Albert Fried & Company - Analyst

Thanks for taking my question. Can you just go over some of the regulatory approvals that are needed? Is HSR the only one or is MOFCOM and some of the other countries also required?

Steve Sanghi - Microchip Technology - President and CEO

Good question. We have analyzed the by country revenue during the due diligence process and the only place where they require HSR is in the United States. When you mentioned MOFCOM for others on the call, that is usually China. If you require the antitrust approval in China it is by the agency, MOFCOM. The revenue in China does not exceed the trigger for requiring the HSR there. So the only regulatory approval will be US and there is no competition between Supertex and Microchip as we see. The products are complementary into similar applications but there is really not a single socket where Supertex and Microchip actually compete so therefore, we think this would be relatively straightforward clearance of HSR which should happen in the normal timeframe and will not be a major hurdle.

Sachin Shah - Albert Fried & Company - Analyst

Great. I remembered the SMSC deal back in 2012 took about 90 days to complete. So it seems like we are kind of looking at that same timeframe. That deal required MOFCOM but obviously you said on the call you don't need that here so that should be even sooner.

Steve Sanghi - Microchip Technology - President and CEO

It should be much sooner. So the SMSC had substantial revenue in China so that required MOFCOM approval and in fact the shareholders had approved the SMSC deal and we kept waiting for MOFCOM approval for a whole month or so after that. So this deal we expect the US Antitrust HSR clearance should happen well before the shareholders meeting and the shareholder meeting is likely to be sometime in the early April timeframe and that is when the deal would close.

Sachin Shah - Albert Fried & Company - Analyst

Excellent. Thank you. Congratulations.

Steve Sanghi - Microchip Technology - President and CEO

You are welcome.

Operator

Harsh Kumar, Stephens.

Harsh Kumar - Stephens Inc. - Analyst

Congratulations. Looks like a really nice deal. Steve, I had a couple of questions for you. My knowledge on Supertex is dated but my understanding was some of their high-voltage stuff is not easily transferable to a normal ordinary analog fab. Could you comment on that and do you plan to keep their products manufacturing at their facilities or maybe just give some color on how you want to go about manufacturing?

Steve Sanghi - Microchip Technology - President and CEO

As I mentioned before with their current structure, they are quite profitable. They make 56% gross margins and you know where Microchip's metrics are so it is not totally necessary today that their products were to run elsewhere. They do very, very well and I think we can simply take on the periphery products which are tougher margin products which are more competitive, some of the synergy in the assembly areas, and OpEx and others but all of that analysis really needs to be done. As I mentioned in answer to an earlier question, I think starting tomorrow people will start meeting with their people to put the integration plan together understanding their processes, matching to our equipment.

As I said earlier, we will bring up some of their processes in our fab so that on an 8-inch we can produce some of the products at lower cost primarily to expand their markets. Is there an opportunity to go further and actually produce more than that here versus their factories? That is too early to say.

Harsh Kumar - Stephens Inc. - Analyst

Got it. Thank you, Steve, for the color. Secondly, most of the markets that they are in seem to be very complementary of what you guys do in a sustainable sticky market but are there one or two that come to your mind that maybe don't fit your profile of where you like to do business?

Steve Sanghi - Microchip Technology - President and CEO

No, I think if you look at three or four markets, medical market, lighting market, printers and all of their market, all those markets really fit very well. I think this would be a very, very good acquisition.

Harsh Kumar - Stephens Inc. - Analyst

Thanks, Steve. My last one for you is what do you think is the most important task number one in making this deal work? Do think that is on the manufacturing side or do you think that is on the perhaps the sales and marketing and culture side?

Steve Sanghi - Microchip Technology - President and CEO

You know, we have perfected this art of taking these companies and integrating them within Microchip now having done several of those. So a very large and multi-functional team of people at Microchip immediately goes to work on it, includes IT, includes manufacturing, fab, assembly, test, finance, the tax people, the product people, product engineering, test engineering, marketing. And I don't really describe any one activity to be more or less important than the others. Some results are shorter term, other results take longer term but this is really a total integration team effort, that is kind of how we do it.

Harsh Kumar - Stephens Inc. - Analyst

Thank you, Steve. Congratulations again.

Steve Sanghi - Microchip Technology - President and CEO

Thanks.

Operator

(Operator Instructions). Janet Ramkissoon, Barclays.

Janet Ramkissoon - Quadra Capital - Analyst

Hi, this is Janet Ramkissoon from Quadra Capital. Just wanted to get a better sense of the opportunity in the medical area. What percent of your revenues right now roughly speaking come from medical and can you just share your thoughts on how you see that opportunity with the synergies of this acquisition?

Steve Sanghi - Microchip Technology - President and CEO

So, Janet, as I said, Supertex 39% of their business is in medical. As far as Microchip is concerned, we don't break our business by vertical market so we are not going to be able to tell you what portion of our business is medical. But if you look at Microchip's products, you find them in a lot of medical equipment, glucose strips to blood analyzers to pregnancy testers to patches to infusion pumps, to all these things. So lots and lots of stuff. And what we have now is additional access points here with ultrasound and imaging, a lot of places where their products go we can find additional opportunities.

If you take a block diagram off one of these things like in ultrasound, we have already identified here are different microcontrollers in it, and here are different various Microchip products that will fit into those applications. So that is very exciting. But I can't give you a number for breakdown for Microchip.

Janet Ramkissoon - Quadra Capital - Analyst

I wasn't really looking for numbers. I sort of know that. Basically what I'm trying to get a sense of is -- maybe a different way to ask the question is how much of an overlap is there with your current customer base and their customer base?

Steve Sanghi - Microchip Technology - President and CEO

With 80,000 customers, we do business with everybody almost; everybody is a customer. Now the question is do we do business in that particular application? Sometimes we may do business with a division, a large Company who makes ultrasound, we may do business with several one of their divisions. Do we do business with this division? There is some overlap and there are some new and that is always going to be the case.

So we think there are opportunities incrementally for us to do business with other divisions into their applications. In some places we are already there and be able to expand the market and provide larger solution, bundle it in and all of that stuff.

Janet Ramkissoon - Quadra Capital - Analyst

Thanks very much. Congratulations. Nice deal.

Steve Sanghi - Microchip Technology - President and CEO

Thank you.

Operator

Kevin Cassidy, Stifel.

Kevin Cassidy - Stifel Nicolaus - Analyst

Thanks for taking my question. Just when you look at the Supertex designs and their applications, what MCUs are tied mostly to them, meaning 8-bit, 16-bit or 32-bit?

Rich Simoncic - Microchip Technology - VP, Analog and Interface Products Division

On smaller applications, LED lighting, dimming, you would probably find more of our 8-bit MCUs and then larger applications, medical ultrasound, you would find more of our 32-bit microcontrollers. So their products would attach to the full gamut of 8-, 16- and 32-bit based on the application space.

Steve Sanghi - Microchip Technology - President and CEO

And some middle applications like printers and others for drivers and motor control, precision motor control, that is where 16-bit dsPIC and other products will fit. So really kind of across the board is a reasonably good match for our microcontrollers.

Kevin Cassidy - Stifel Nicolaus - Analyst

Okay, great. Is there any predominant MCU that they work with or is it pretty much the same as what the market share would be in the overall market?

Steve Sanghi - Microchip Technology - President and CEO

Any independent analog company would be agnostic so if our analog business was a standalone company, it largely would be agnostic because you don't care, you want to be in every microcontroller application. So far they are agnostic but our job would be now to put a PIC everywhere.

Kevin Cassidy - Stifel Nicolaus - Analyst

Great. Thank you. Congratulations.

Steve Sanghi - Microchip Technology - President and CEO

Thanks.

perator

JoAnne Feeney, ABR Investment Strategy.

JoAnne Feeney - ABR Investment Strategy - Analyst

A question on the competitive landscape for Supertex. Just wondering what has been happening for them recently? They have had some very strong year-over-year growth and I'm not familiar with the company. Would you see their strong year-over-year growth primarily coming from new design wins as they have talked about? And do you see any new competitive threats emerging and how does integrating with Microchip perhaps strengthen their position or change it in some way?

Steve Sanghi - Microchip Technology - President and CEO

Well, you know we have known the company for quite a while. If you in fact go back in history many years ago, we owned over 5% equity stake in this company and had 13D filing that goes back years. Since then we sold that position but we continue to learn about the company. So we know a lot about the company over the years.

A number of other competitors have really tried to, try to match their expertise largely unsuccessfully. Some of these applications they have been in for 20 years and they have deep application knowledge in these products, deep high-voltage expertise. It is not easy to do, a lot of their competitors have tried to really match their expertise but unable to do so.

So they have a lot of new products so one thing they have done very well in the last few years is they have dramatically improved the productivity in their design, development organization where they are producing a lot many more products per year where they had some problems a few years ago but they have really done a very, very good job in improving the productivity, streamlining the development process and that has led to many new product developments in the last three years or so which has helped win design wins and really produce growth.

JoAnne Feeney - ABR Investment Strategy - Analyst

Okay, that is helpful. And then on the LED side, I noticed in the most recent quarter they are getting a bit more revenues from the backlight units as opposed to general lighting. It seems like those are some recent design wins. Do you see the backlight units to be the bigger driver and for that product line really to be driven by devices with screens or do you see the general lighting as also a solid growth driver and perhaps equal to that?

Steve Sanghi - Microchip Technology - President and CEO

It wouldn't be my role right now. The company is independent. It has a CEO so I think maybe a question to pose to him if he wants to answer it. But I think I wouldn't be able to answer that. I have gotten some information in their nondisclosure regarding where their design wins and others are, but I'm not at liberty to discuss that.

JoAnne Feeney - ABR Investment Strategy - Analyst

Sure. Fair enough. Perhaps though, could you enlighten us on what else is in industrial and other? Is it primarily industrial or is there a bunch of other applications perhaps in that segment?

Steve Sanghi - Microchip Technology - President and CEO

It is mostly industrial.

JoAnne Feeney - ABR Investment Strategy - Analyst

Okay, thanks.

Operator

Craig Ellis, B. Riley.

Craig Ellis - B. Riley & Co. - Analyst

Thanks for taking the follow-up. Steve, I just wanted to understand a little bit more about the background on the deal. You mentioned that you have known them for some time and obviously you had the ownership position quite a while ago. So the question is what catalyzed the deal timing now? Is it something that you are seeing in the end markets that they participate in? Is it something that you are seeing with the improved engineering productivity? What specifically was the catalyst for current deal timing?

Steve Sanghi - Microchip Technology - President and CEO

I called the CEO before Christmas and said my plate is empty and SMSC is fully integrated. We have talked before, unable to cover a deal before and how about now and he is talking to his Board and I'm talking to my Board and the deal came together so you will see that in the proxy in a blow by blow. But there is a magic moment when these things come together.

Craig Ellis - B. Riley & Co. - Analyst

Thank you.

Operator

There are no further questions at this time. I would like to turn it back to our speakers for any additional or closing remarks.

Steve Sanghi - Microchip Technology - President and CEO

Okay. Thank you very much. Eric Bjornholt, our CFO, will be presenting at Stifel conference on tomorrow actually, tomorrow, Tuesday in San Francisco and he will see some of the investors there. Other than that, we will see some of you, talk to you at the next earnings conference call. Thank you.

Operator

This concludes today's conference. Thank you for your participation.

DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2014 Thomson Reuters. All Rights Reserved.

Cautionary Statement:

Statements about the expected timing, completion, benefits and effects of the proposed transaction, and other statements in this letter that are not historical facts, are forward-looking statements made pursuant to the safe harbor provisions of the Private
Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to the actual timing of the closing of the acquisition, the satisfaction of the conditions to closing in the acquisition agreement, any termination of the acquisition agreement, the effect of the acquisition on Microchip’s and
Supertex’s existing relationships with customers and vendors and their operating results and businesses; the costs and outcome of any litigation involving Microchip, Supertex or the acquisition transaction; general economic, industry or political conditions in the U.S. or internationally; and the risks described from time to time in SEC reports including filings on Forms 10-K, and 8-
K. You can obtain copies of such Forms 10-K, 10-Q and 8-K and other relevant documents for free, as applicable, at Microchip’s website (www.microchip.com), at Supertex’s website (www.supertex.com), the SEC's website (www.sec.gov) or from commercial document retrieval services. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date hereof.

Additional Information and Where to Find It:

Supertex intends to file a proxy statement in connection with the acquisition transaction. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information about the transaction.
Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC's web site at www.sec.gov. Microchip, Supertex and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Supertex in connection with the acquisition transaction. Information regarding the special interests of these directors and executive officers in the transaction will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Microchip is also included in Microchip's proxy statement for its 2013 Annual Meeting of Stockholders, which was filed with the SEC on July 11,
2013. Additional information regarding the directors and executive officers of Supertex is also included in Supertex’s proxy statement for its 2013 Annual Meeting of Stockholders, which was filed with the SEC on July 2, 2013. These documents are available free of charge at the SEC's web site at www.sec.gov and as described above.